Exhibit 99.1

Dear Investors,

It has been said that the secret of success is to be ready when your opportunity comes. The time appears to be now for acquisition opportunities in multifamily communities, and we have been fortunate enough to have the capital and the experienced team to take advantage of what has been presented to us.

Thanks to your investments in the REIT we were able to raise approximately $419.5 million in capital during 2009. As further validation of our strategy and approach, PGGM private real estate fund (an investment vehicle for Dutch pension funds), which is the partner in our co-investment arrangements with our sponsor, increased its commitment to invest in joint ventures this past year to $300 million which represents the third tranche of $100 million under our established arrangement. We believe that especially in light of the past year of economic turmoil, this level of support by PGGM and our shareholders is particularly significant and underscores a shared view of the opportunities.

A Year of Exceptional Acquisition Opportunities

As we expected, the lack of financing for new multifamily developments as well as the limited amount of equity available for acquisitions that has persisted since 2007 has created many opportunities to acquire well-located, high quality assets at attractive prices for investors with the capital and the ability to expeditiously close transactions. We have continued to pursue our multiple strategies of acquiring existing stabilized communities, communities that may benefit from enhancement or repositioning, and development projects. As institutions look for sources of liquidity by divesting what would normally be core assets in their real estate portfolios, our demonstrated ability to efficiently close many high-profile transactions has led to the presentation directly to us, without competitive bidding, of an increasing number of attractive investment opportunities.

Another acquisition strategy we are pursuing is to purchase communities which were originally planned to be for-sale luxury condominiums, but due to the economic downturn were converted to rental apartments. By acquiring certain select communities which are essentially empty or in a very early lease up stage, we believe we are acquiring high quality assets with exceptional amenities at a very attractive basis. Typically, upscale condominium developments are built with the luxury finishes, improved amenities and larger unit sizes that are rare in the average apartment development. Once stabilized, these communities should provide the REIT and its investors with a much higher value than just purchasing already stabilized communities. An example of this strategy is our acquisition, through our co-investment arrangement with PGGM, of Forty55 Lofts in Marina del Rey, California, which was closed in September 2009. This type of community appeals to young professionals who wish to live in an upscale environment without the responsibility of home ownership. In a normal real estate market, it would be difficult to duplicate the value we are capturing in the acquisitions we have completed, but in today’s distressed environment we have seen and continue to see opportunities of this type.

2009 Investment Momentum Continues Into Early 2010

During 2009, we acquired ten multifamily communities, including three wholly owned multifamily communities and seven multifamily communities through our co-investment arrangement with PGGM. The three wholly owned multifamily communities are stabilized and located in California, Connecticut and Georgia.

They were acquired for an aggregate purchase price of $150.3 million. Because we were able to acquire these properties using cash, the REIT had a competitive advantage that allowed a quicker close at purchase prices that were at a discount to their construction costs. One of these acquisitions, The Gallery at No Ho Commons, was cited by The Wall Street Journal as “Deal of the Week” (September 30, 2009), and “Deal of the Year” by the California Real Estate Journal.

The seven investments through our co-investment arrangement with PGGM were acquired for an aggregate purchase price of $342.4 million, our share of which was approximately $198 million. These included multifamily communities in California, New Jersey, Oregon, and Texas, four of which are stabilized with the remainder in lease up.

During 2009, we also recapitalized three investments in multifamily communities held through our co-investment arrangement with PGGM, investing $72 million in additional equity. These three recapitalizations represent an attractive investment for the REIT, as they allowed it to take control of these high quality communities at a lower cost than originally contemplated at the time of the initial investment. All three communities are in various stages of lease up with construction on two finished and the third substantially complete. For two of the investments, where we continue to have third-party joint venture partners, we have a priority capital investment at a 14 percent preferred return. Our share of the capital for all the restructurings was $39.8 million.

The pace of acquisitions has continued into 2010. In January, we acquired a wholly owned stabilized multifamily community in California and, through our co-investment arrangement with PGGM, acquired a stabilized multifamily community in Colorado. In March, we acquired a wholly owned multifamily community located in prestigious Tysons Corner, Virginia—a development that includes retail space leased to a large grocery chain.

Moderate Leverage Achieved at Attractive Rates

Although the credit markets for most real estate types remained frozen, we were able to obtain mortgage financing at very attractive fixed rates with moderate leverage, due to the availability of multifamily financing from Fannie Mae and Freddie Mac. In 2009, we obtained financing on two wholly owned communities at a weighted average fixed rate of 4.9 percent, receiving proceeds of $77.3 million. In February 2010, we were able to obtain financing on three of the communities owned through our co-investment arrangement with PGGM at a weighted average fixed rate of 4.5 percent, receiving proceeds of $68.4 million.

In March 2010, we established a seven-year, $150 million credit facility as previously announced. The credit facility will allow us to better manage our cash and be more opportunistic in our acquisitions. If it gives us an advantage, we have the ability to close acquisitions in cash and use the facility to provide bridge financing. Once we obtain permanent financing on these acquired properties, the proceeds from the financing would be used to repay the bridge loans from the credit facility. The credit facility interest rates are very beneficial to our overall total return strategy. As of March 26, 2010, the floating interest rate of 2.33 percent was based on a spread of 2.07 percent over the one-month LIBOR rate, which at that time was 0.26 percent. As of March 31, 2009, we had drawn $10 million, with the Grand Reserve Orange being the only property currently collateralizing the credit facility.

A Strong Foundation For The REIT’s Portfolio

As of March 31, 2010, our portfolio consists of investments in 23 multifamily communities, of which five are wholly owned and 18 are owned through our co-investment arrangement with PGGM. Eleven of these communities are stabilized and the remaining twelve are in lease up or the final stages of development. At this early stage in the life of the REIT, we believe that these acquisitions represent a strong foundation for its portfolio. We currently have a mix of stabilized communities already producing attractive returns, and those with the potential to add additional value and income once lease up is complete. These institutional-quality multifamily communities are concentrated in top metropolitan statistical areas in the U.S., typically in live-work-play communities in high barrier-to-entry markets on the east and west coasts, as well as high growth markets in the Southwest. In total, our portfolio consists of 6,296 apartment homes, more than double the 2,939 apartment homes reported at the end of 2008.

As we continue to add communities and finalize our lease up and development properties for stabilization, our investors should see substantial changes in our financial results, particularly during 2010. Our results for 2009 represented only a partial year of activity for our newly acquired communities. In 2010 we will benefit from a full year of operations of these communities acquired in 2009. The addition of stabilized communities in 2010 will also contribute to our growth in revenue and earnings. Similarly, 2010 operating cash flows are expected to expand as we see the full-period effects of acquired communities that are fully stabilized, as well as lease up of communities acquired while in development or communities originally planned as for-sale condominiums that we have converted to rental apartments.

As our portfolio matures, we expect the increasing number of stabilized communities to make a higher contribution to our net income, while fixed and variable general and administrative expenses and operational fees on a proportionate basis should have less impact on our operating results. As we reach a stage where most of our capital is invested, we will also see proportionally less and less short-term impact from the dilution of invested capital on our earnings.

Financial Results Show Year-on-Year Growth

We are beginning to realize the financial benefits of our acquisition program. Rental revenue from the three wholly owned communities acquired at the end of the third quarter was $4.1 million in 2009 compared with no rental revenue in 2008. In our multifamily communities in which we’ve invested through our co-investment arrangement with PGGM, rental revenue in 2009 increased to $13.3 million from $3.0 million in 2008, and interest income increased to $14.3 million in 2009 compared with $10.2 million in 2008. Year-on-year revenues should continue to grow strongly over the next few years, particularly in rental revenues, as our portfolio continues to have a higher proportion of stabilized communities and we see the full-year results from communities acquired part way through previous years.

We believe that Modified Funds from Operations (MFFO)* is a key measurement for tracking our overall performance. Because GAAP net income includes depreciation and acquisition expenses, MFFO highlights our operating trends. During 2009, MFFO grew approximately 16 percent to $4.3 million in 2009 from $3.7 million in 2008, primarily due to the partial-year contributions from multifamily communities acquired in 2009. On a per share basis, MFFO decreased to $0.13 per-share in 2009 from $0.26 per share in 2008, mainly due to the denominator effect of additional shares added during 2009 from our ongoing public offering. The weighted average shares outstanding for 2009 was approximately 32.5 million shares compared with approximately 14.4 million shares in 2008, which coupled with an interim time lag between receipt of proceeds and investment results in a per-share dilution. Until we conclude our offering and have fully invested the proceeds in stabilized assets, there will continue to be a dilutive effect from offering proceeds awaiting portfolio investments which are held in low-yield cash accounts.

Distributions in 2009 totaled $20.3 million, with $11.5 million distributed in cash and $8.8 million reinvested in shares through our dividend reinvestment program. The distribution rate, which started the year at a 6.5 percent annualized rate based on a per-share price of $10, was increased by the board of directors at the beginning of March to a 7 percent rate.

An Exciting Outlook of Continuing Growth

At this stage in the life of the REIT, we are pleased with the results of our acquisition program and the strong foundation we’ve built. We believe we have acquired an institutional quality portfolio at a very good basis with excellent growth prospects. We continue to be excited about the opportunities that are presenting themselves to us in 2010 and are well prepared to make the most of them.

Many potential competitors for acquisition properties have begun to crop up recently, as the success of our acquisition program over the past two years has started to attract imitators. Our goal is to stay ahead of the pack and continue to find those opportunities that allow us to continue locking in the type of investment returns we’ve seen recently. We appreciate the support you’ve given us. As the portfolio continues to grow and develop, we look forward to reporting the successful progress of your investment.

Robert M. Behringer

Chairman

Robert S. Aisner

Chief Executive Officer and Director

* Please see the management’s discussion and analysis section of the enclosed annual report on Form 10-K for a reconciliation of FFO and MFFO to net income.